Exhibit 99.1

FOR IMMEDIATE RELEASE

New Source Energy Partners L.P. Announces Restructuring of Ownership Interests in its General Partner

OKLAHOMA CITY, March 20, 2013 – New Source Energy Partners L.P., a Delaware limited partnership (NYSE: NSLP) (the “Partnership”), announced today that the existing members of New Source Energy GP, LLC, the general partner of the Partnership (“General Partner”), restructured their respective ownership interests in the General Partner. Prior to the restructuring, our General Partner was owned 50% by New Source Energy Corporation and 25% by the David J. Chernicky Trust, entities controlled by David J. Chernicky. The remaining 25% membership interest in our General Partner was owned by Deylau, LLC, an entity controlled by Kristian B. Kos. As a result of the restructuring, our General Partner is now owned 5.6% by New Source Energy Corporation, 25% by the David J. Chernicky Trust, and 69.4% by Deylau, LLC.

Mr. Chernicky remains the Chairman of the Board of Directors of each of our General Partner and New Source Energy Corporation, and Mr. Kos remains the President and Chief Executive Officer of each of our General Partner and New Source Energy Corporation. Additionally, Mr. Chernicky remains the controlling shareholder of New Source Energy Corporation, which owns 39.2% of the limited partner interests in the Partnership. Given Mr. Chernicky’s significant, indirect ownership interest in the Partnership, we believe his interests continue to be aligned with our other limited partners.

“By restructuring the ownership interest of the General Partner, we have aligned control over the execution of our long-term strategic objectives with management’s day-to-day operation of the Partnership’s assets,” said Mr. Chernicky. “I will continue to work with Kristian Kos as I have in the past to identify opportunities for the Partnership to grow and develop its reserves and provide value to its limited partners over time.”

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. We are actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to the inability to complete the initial public offering. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Registration Statement on Form S-1 initially filed by the Partnership on December 31, 2012 and the information included in subsequent amendments and other public filings. These forward-looking statements are based on and include our expectations as of the date hereof. Subsequent events and market developments could cause our expectations to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

New Source Energy Partners L.P.—Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com